Exhibit 99.1

News Release
Analysts and Media Contact:
Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for the Fiscal 2014 First Quarter;
Company Affirms Fiscal 2014 Guidance

DALLAS (February 4, 2014)—Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fiscal 2014 first quarter ended December 31, 2013.

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Fiscal 2014 first quarter consolidated net income, excluding net unrealized margins, was $80.6 million, or $0.88 per diluted share, compared with consolidated net income, excluding net unrealized margins, of $67.7 million, or $0.74 per diluted share in the prior-year quarter.

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Fiscal 2014 first quarter consolidated net income was $87.0 million, or $0.95 per diluted share, after including noncash unrealized net gains of $6.4 million, or $0.07 per diluted share. Net income was $80.5 million, or $0.88 per diluted share in the prior-year quarter, after including unrealized net gains of $12.8 million, or $0.14 per diluted share.

•	The prior-year quarter included net income from discontinued operations of $3.1 million, or $0.03 per diluted share.

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The Company's Board of Directors has declared a quarterly dividend of 37 cents per common share. The indicated annual dividend for fiscal 2014 is $1.48, which represents a 5.7 percent increase over fiscal 2013.

“Colder weather across our service territories, coupled with constructive rate outcomes in a number of our jurisdictions resulted in a strong financial start to fiscal 2014. We remain poised to deliver fiscal 2014 earnings in the previously announced range of $2.66 to $2.76 per diluted share,” said Kim Cocklin, president and chief executive officer of Atmos Energy Corporation.
Results for the Quarter Ended December 31, 2013
Natural gas distribution gross profit increased $19.6 million to $299.2 million for the fiscal 2014 first quarter, compared with $279.6 million in the prior-year quarter, excluding discontinued operations. Gross profit increased $11.0 million from colder weather, primarily experienced in the Mid-Tex Division. Additionally, revenue-related taxes increased about $4.9 million, primarily due to higher revenues in the Mid-Tex and West Texas Divisions, offset by a corresponding $4.0 million increase in the related tax expense. Finally, gross profit reflects a net $2.1 million increase in rates, primarily in our Kentucky/Mid-States and Mississippi Divisions.

Regulated transmission and storage gross profit increased $10.6 million to $71.3 million for the quarter ended December 31, 2013, compared with $60.7 million for the same quarter last year. This increase is primarily the result of a $6.8 million increase in revenues from the Gas Reliability Infrastructure Program (GRIP) filing that became effective in May 2013. Additionally, increased transportation volumes, due to colder weather experienced across Texas, increased gross profit by $1.4 million.
Nonregulated gross profit decreased $3.9 million to $18.6 million for the fiscal 2014 first quarter, compared with $22.5 million for the prior-year quarter, as a result of an $8.5 million increase in realized margins, offset by a $12.4 million decrease in unrealized margins. Realized margins for gas delivery, storage and transportation services increased $2.4 million quarter over quarter, primarily due to a nine percent increase in consolidated sales volumes, coupled with a $0.02/Mcf increase in per-unit margins. Realized margins also increased $6.1 million from the prior-year quarter, primarily due to the timing and magnitude of settled financial positions quarter over quarter.
Consolidated operation and maintenance expense for the quarter ended December 31, 2013, was $115.8 million, compared with $106.5 million for the prior-year period, excluding discontinued operations. The $9.3 million increase resulted primarily from higher employee-related costs.
The debt capitalization ratio at December 31, 2013 was 54.2 percent, compared with 52.2 percent at September 30, 2013 and 53.5 percent at December 31, 2012. At December 31, 2013, there was $689.8 million of short-term debt outstanding, compared with $368.0 million at September 30, 2013 and $830.9 million at December 31, 2012.
For the three months ended December 31, 2013, the company generated operating cash flow of $34.3 million, a $4.4 million increase compared with the three months ended December 31, 2012. The increase primarily reflects the timing of customer collections and vendor payments.
Capital expenditures decreased to $180.6 million for the three months ended December 31, 2013, compared with $190.0 million in the prior-year period. The $9.4 million decrease primarily reflects an $18.4 million decrease in natural gas distribution spending due to the timing of spending under the infrastructure replacement programs and the absence of spending related to a new customer information system which was completed in the prior year. Partially offsetting the decrease was a $9.1 million spending increase in the regulated transmission and storage segment associated with the completion of the Line WX expansion project and increased cathodic protection spending.
Outlook
The leadership of Atmos Energy remains focused on enhancing system safety and reliability through infrastructure investment while delivering shareholder value and consistent earnings growth. Atmos Energy continues to expect fiscal 2014 earnings to be in the range of $2.66 to $2.76 per diluted share, excluding unrealized margins. Total capital expenditures for fiscal 2014 are expected to range between $830 million and $850 million.
Conference Call to be Webcast February 5, 2014
Atmos Energy will host a conference call with financial analysts to discuss the financial results for the fiscal 2014 first quarter on Wednesday, February 5, 2014, at 8:30 a.m. Eastern. The telephone number is 877-485-3107 and the international telephone number is 201-689-8427. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day. Kim Cocklin, president and chief executive officer and Bret Eckert, senior vice president and chief financial officer will participate in the conference call.

Highlights and Recent Developments
Moody's Upgrade
On January 30, 2014, Moody's Investors Service raised Atmos Energy's senior unsecured debt rating two notches to A2 from Baa1, with a ratings outlook of stable, citing the company's jurisdictional diversity, increasing and stabilizing regulated margins and limited nonregulated operations.

This news release should be read in conjunction with the attached unaudited financial information.

Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.
About Atmos Energy
Atmos Energy Corporation, headquartered in Dallas, is one of the country’s largest natural-gas-only distributors, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas and provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Consolidated Statements of Income	Three Months Ended December 31
(000s except per share)	2013	2012
Gross Profit:
Natural gas distribution segment	$299,171	$279,631
Regulated transmission and storage segment	71,341	60,681
Nonregulated segment	18,566	22,459
Intersegment eliminations	(121)	(409)
Gross profit	388,957	362,362
Operation and maintenance expense	115,757	106,527
Depreciation and amortization	60,469	59,579
Taxes, other than income	42,011	41,334
Total operating expenses	218,237	207,440
Operating income	170,720	154,922
Miscellaneous income (expense)	(2,132)	698
Interest charges	32,115	30,522
Income from continuing operations before income taxes	136,473	125,098
Income tax expense	49,457	47,750
Income from continuing operations	87,016	77,348
Income from discontinued operations, net of tax	—	3,117
Net income	$87,016	$80,465
Basic earnings per share
Income per share from continuing operations	$0.96	$0.85
Income per share from discontinued operations	—	0.04
Net income per share – basic	$0.96	$0.89
Diluted earnings per share
Income per share from continuing operations	$0.95	$0.85
Income per share from discontinued operations	—	0.03
Net income per share – diluted	$0.95	$0.88
Cash dividends per share	$0.370	$0.350
Weighted average shares outstanding:
Basic	90,833	90,359
Diluted	91,746	91,309

	Three Months Ended December 31
Summary Net Income (Loss) by Segment (000s)	2013	2012
Natural gas distribution – continuing operations	$62,757	$53,093
Natural gas distribution – discontinued operations	—	3,117
Regulated transmission and storage	19,446	16,105
Nonregulated	(1,635)	(4,603)
Unrealized margins, net of tax	6,448	12,753
Consolidated net income	$87,016	$80,465

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Consolidated Balance Sheets	December 31,	September 30,
(000s)	2013	2013
Net property, plant and equipment	$6,152,963	$6,030,655
Cash and cash equivalents	194,563	66,199
Accounts receivable, net	661,213	301,992
Gas stored underground	286,542	244,741
Other current assets	157,252	64,201
Total current assets	1,299,570	677,133
Goodwill	741,363	741,363
Deferred charges and other assets	422,195	485,117
	$8,616,091	$7,934,268
Shareholders’ equity	$2,661,314	$2,580,409
Long-term debt	1,955,750	2,455,671
Total capitalization	4,617,064	5,036,080
Accounts payable and accrued liabilities	458,198	241,611
Other current liabilities	365,508	368,891
Short-term debt	689,795	367,984
Current maturities of long-term debt	500,000	—
Total current liabilities	2,013,501	978,486
Deferred income taxes	1,230,052	1,164,053
Deferred credits and other liabilities	755,474	755,649
	$8,616,091	$7,934,268

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Consolidated Statements of Cash Flows	Three Months Ended December 31
(000s)	2013	2012
Cash flows from operating activities
Net income	$87,016	$80,465
Depreciation and amortization	60,469	60,500
Deferred income taxes	47,127	45,951
Other	5,449	3,370
Changes in assets and liabilities	(165,761)	(160,428)
Net cash provided by operating activities	34,300	29,858
Cash flows from investing activities
Capital expenditures	(180,567)	(190,027)
Other, net	(5,867)	(1,273)
Net cash used in investing activities	(186,434)	(191,300)
Cash flows from financing activities
Net increase in short-term debt	320,783	256,933
Cash dividends paid	(33,984)	(31,992)
Repurchase of equity awards	(6,289)	(3,124)
Other	(12)	(13)
Net cash provided by financing activities	280,498	221,804
Net increase in cash and cash equivalents	128,364	60,362
Cash and cash equivalents at beginning of period	66,199	64,239
Cash and cash equivalents at end of period	$194,563	$124,601

	Three Months Ended December 31
Statistics, including discontinued operations	2013	2012
Consolidated natural gas distribution throughput (MMcf as metered)	130,485	113,699
Consolidated regulated transmission and storage transportation volumes (MMcf)	118,774	108,743
Consolidated nonregulated delivered gas sales volumes (MMcf)	92,637	84,718
Natural gas distribution meters in service	3,042,931	3,137,298
Natural gas distribution average cost of gas	$5.54	$4.93
Nonregulated net physical position (Bcf)	15.5	25.8
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